EXHIBIT 99.1
Press Release	Source: Advaxis, Inc.

Advaxis’ Listeria Cancer vaccine results in complete regression of rapidly growing breast tumors

PRINCETON, NJ--(BUSINESS WIRE) -- September 26, 2005 -- Advaxis, Inc. (OTCBB: ADXS) today announced that a significant publication of work performed by Dr. Yvonne Paterson, scientific founder of Advaxis, has been published this week in the Journal of Immunology (JI, 2005, 175:3663-73) which demonstrates that a live Listeria cancer vaccine is capable of eradicating existing rapidly growing breast tissue tumors in mice. Listeria vaccine treatment was found to be significantly more effective than comparable DNA vaccines, even though the DNA vaccines were given before the implementation of tumors and the Listeria vaccines were given after tumors were palpable. The profound immunologic response to a series of five Listeria vaccines that were constructed to assess the efficacy of novel fragments of the HER-2/neu antigen revealed the ability of novel immune recognition sites used in these agents to arrest tumor progression in all cases and achieve regression that included complete regression in many cases.

"We found that we can stop the tumor from growing out to 100 days, at which time we stopped measuring since this is a long time for experiments of this type," said Dr. Paterson. “The tumors stopped growing or went completely away."

“This finding again confirms the powerful ability of Listeria vaccines to eradicate growing tumors in another tumor type - breast-like cancer, and also provides a new model for the development of novel and previously unknown therapies to stop and possibly reverse cancer growth based upon Listeria live vaccine vectors”, commented Dr. John Rothman, VP Clinical Development at Advaxis. “The ability to cause a complete in vivo regression of a pre-existing rapidly growing tumor, that if left untreated, results in death within weeks, is very significant, and provides additional support for using Listeria vectors for inducing meaningful therapeutic results in a number of tumor types”.

“Like many immunological approaches, Listeria vaccines have been shown to stimulate innate immunity, adaptive immune responses including the activation of dendritic cells, and to induce a cascade of compounds made by the body that are associated with therapeutic responses. It is, however, because Listeria is an agent that infects antigen presenting cells, and because Dr. Paterson has found ways to modify the presentation of antigen by Listeria constructs to the immune system, that Listeria vaccines exert an extremely powerful stimulatory direct effect upon the generation of tumor killing cytotoxic T cells in ways that result in therapeutic responses not seen heretofore,” Dr. Rothman said. “It is the goal of many immuno-therapeutic approaches to activate cytotoxic T cells. Listeria vaccines have been shown to be arguably the most effective method for generating this immune response.”

Dr. Paterson’s work is the basis for Advaxis’ technology. These new findings provide substantial support for Lovaxin B, Advaxis’Listeria cancer vaccine for the treatment of breast cancer and other tumors which express the HER-2 antigen. Advaxis’ first Listeria cancer vaccine, Lovaxin-C for cervical cancer, is scheduled to begin a Phase I/II clinical trial within two months. Advaxis plans to initiate a Phase I/II clinical trial in Lovaxin B in year 2006.

About Advaxis:

Advaxis is based in Princeton, New Jersey. Advaxis is developing proprietary Listeria cancer vaccines based on the vaccine technology developed by Dr. Yvonne Paterson in the Department of Microbiology at the University of Pennsylvania. Advaxis is developing therapeutic cancer vaccines that enhance the immune system’s cancer-fighting abilities. Advaxis, through its proprietary Listeria monocytogenes based system, is utilizing two immunological mechanisms (Innate and Classical Immunity) to develop safer and more effective Listeria based cancer vaccines. Advaxis is the exclusive licensee of a patented broadly enabling Listeria platform technology based on the use of attenuated bacteria Listeria monocytogenes, that can elicit effective anti-tumor responses. Advaxis’ lead Listeria vaccine candidate, Lovaxin C, targets cervical and head and neck cancers. Further Listeria vaccines in development target breast, ovarian and lung cancers. Advaxis is entering a Phase I/II clinical trial in late 2005. The Listeria platform will also have applications in the fields of infectious disease and autoimmune disorders.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company's current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

Contact:
   Advaxis, Inc.
   J. Todd Derbin, 609-895-7150
  derbin@advaxis.com

  or

  Strategic Growth International
  Investor Relations:
  Jennifer K. Zimmons, Ph.D.,212-838-1444
  jzimmons@sgi-ir.com

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